PROSPECTUS SUPPLEMENT (To Prospectus dated January 31, 2006)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-131018
TRIAD FINANCIAL CORPORATION
$150,000,000
11.125% Senior Notes due 2013

Recent Developments
     We have attached to this prospectus supplement the Current Report on Form 8-K of Triad Financial Corporation filed with the SEC on November 16, 2007. The attached information updates and supplements Triad Financial Corporation’s Prospectus dated January 31, 2006, the Prospectus Supplement dated April 3, 2006, the Prospectus Supplement dated May 12, 2006, the Prospectus Supplement dated August 14, 2006, the Prospectus Supplement dated November 13, 2006, the Prospectus Supplement dated March 29, 2007, the Prospectus Supplement dated May 14, 2007, the Prospectus Supplement dated June 12, 2007, the Prospectus Supplement dated August 15, 2007 and the Prospectus Supplement dated November 9, 2007.
     You should carefully consider the risk factors beginning on page 10 of the Prospectus before investing.
     Neither the SEC nor any state securities commission has approved the notes to be distributed, nor have any of these organizations determined that this prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus supplement, together with the prospectus, the prospectus supplement dated April 3, 2006, the prospectus supplement dated May 12, 2006, the prospectus supplement dated August 14, 2006, the prospectus supplement dated November 13, 2006, the prospectus supplement dated March 29, 2007, the prospectus supplement dated May 14, 2007, the prospectus supplement dated June 12, 2007, the prospectus supplement dated August 15, 2007 and the prospectus supplement dated November 9, 2007, is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions and by certain affiliated selling noteholders at negotiated prices related to prevailing market prices at the time of the sale. Goldman, Sachs & Co. may act as principal or agent in such transactions.
November 16, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2007
TRIAD FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	333-126538 (Commission File Number)	33-0356705 (IRS Employer Identification No.)
7711 Center Avenue, Suite 100
Huntington Beach, California 92647
(Address of principal executive offices, including zip code)
(714) 373-8300
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (b), (d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02 (b), (d) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 14, 2007, Jonathan D. Fiorello resigned his position as a director of Triad Financial Corporation and its parent companies. Mr. Fiorello had been appointed to Triad’s board by the Goldman Sachs investors, pursuant to the Stockholders Agreement dated as of April 29, 2005, among Triad Holdings Inc., our parent company, Triad Holdings, LLC and James M. Landy. Mr. Gaurav Seth was appointed by the Goldman Sachs investors to replace Mr. Fiorello on Triad’s Board under the terms of the Stockholders Agreement, and his appointment was ratified at the regularly scheduled meeting of the Board on November 14, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIAD FINANCIAL CORPORATION
Date: November 15, 2007	/s/ Timothy M. O’Connor
	Name:	Timothy M. O’Connor
	Title:	Senior Vice President